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                                                                    Exhibit 23.1
                        Consent of Independent Auditors


The Board of Directors
RF Power Products, Inc.:

        We consent to incorporation by reference in the registration statements (No. 33-59414, No. 33-73922 and No. 333-34563) on Form S-8 of RF Power Products,
Inc. of our report dated January 16, 1998, relating to the consolidated balance sheets of RF Power Products, Inc. and subsidiary as of November 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, and related schedule, which report appears in the November 30, 1997 annual report on Form 10-K of RF Power Products, Inc.

                                          KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
February 25, 1998